UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 10, 2014
Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
(Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2014, Sovran Self Storage, Inc. (the "Company") and Sovran Acquisition Limited Partnership (the "Partnership", and together with the Company, collectively the "Borrowers") entered into a Sixth Amended and Restated Revolving Credit and Term Loan Agreement with Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and certain other lenders and parties named therein (the "Restated Credit Agreement").  The Restated Credit Agreement amends and restates the Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated June 4, 2013, among the Company, the Partnership, and certain lenders and parties named therein (the "June 2013 Credit Agreement").  Among other things, the Restated Credit Agreement:

•
Provides for an unsecured revolving credit facility (the "Revolving Credit Facility") in an aggregate principal amount at any one time outstanding of up to $300 million (previously $175 million). The Revolving Credit Facility has a five-year term;

• •
Provides for an unsecured term loan facility in the principal amount of $325 Million (the "Term Loan Facility"), with the Term Loan Facility having a maturity date of June 4, 2020 (with the entire principal amount being due and payable on such date);

Provides for an increase in such facilities at the Borrowers request to an aggregate principal amount of up to $850 million;

•
Provides for interest, at a rate based on LIBOR plus a margin determined using the applicable credit rating of the Borrowers for long-term unsecured debt securities (the Revolving Credit Facility margin is 1.30% and the margin for the Term Loan Facility is 1.40% using the Company's current credit rating); and

•
Includes certain affirmative and negative covenants and contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.  In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations due from the Borrowers.

The proceeds from the Term Loan Facility and the initial draws from the Revolving Credit Facility were used by the Borrowers to refinance indebtedness issued under the June 2013 Credit Agreement.

The above summary of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement.  A copy of the Restated Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference into this item.

Item 8.01.	Other Events.

On December 15, 2014, the Company issued a press release concerning the matters disclosed in this report.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Sixth Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 10, 2014 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the "Lenders"), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, Wells Fargo Bank, National Association, as syndication agent, and U.S. Bank National Association, HSBC Bank USA, National Association, PNC Bank, National Association, and SunTrust Bank as co-documentation agents, for themselves and the other Lenders.

99.1	Press Release dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 15, 2014	SOVRAN SELF STORAGE, INC. By /s/ ANDREW J. GREGOIRE Name: Andrew J. Gregoire Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Sixth Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 10, 2014 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the "Lenders"), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, Wells Fargo Bank, National Association, as syndication agent, and U.S. Bank National Association, HSBC Bank USA, National Association, PNC Bank, National Association, and SunTrust Bank as co-documentation agents, for themselves and the other Lenders.

99.1	Press Release dated December 15, 2014